EXHIBIT 99.2

Operator:

Good afternoon, ladies and gentlemen, and welcome to the Inuvo Inc. 2012 Year End Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you do have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to our host, Mr. Thomas Walsh of Alliance Advisors.  Please go ahead, sir.

Thomas Walsh:

Thank you and good afternoon.  I’d like to thank everyone for joining us today for the Inuvo Inc. Fourth Quarter and 2012 Year End Conference Call.  Mr. Rich Howe, Chairman and Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer of Inuvo Inc., will be your presenters on the call.

Before we begin, I’m going to review the company’s Safe Harbor statement.  Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially.  When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo Inc. are such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo Inc. at this time.  In addition, other risks are more fully described in Inuvo Inc.’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’d now like to introduce Mr. Rich Howe, Chairman and CEO of Inuvo.  Rich, please go ahead.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us. On today’s call I would like to provide a brief overview of the fourth quarter and the 2012 fiscal year, review a number of important announcements we’ve recently made and then provide some insights on the company’s strategy as we head into 2013.

Following my opening statements, I will turn the call over to Wally for a more detailed accounting of our financial results after which I will have some closing remarks about how the first quarter of 2013 is shaping up.

Before we begin, let me first explain a change we’ve made to the naming of our reporting segments and briefly describe those segments so there will be clarity going forward when we make reference to them.

In 2013, we have organized our business along two business lines, respectively the Network and the Applications segments.

The Network segment includes all the revenue derived from the delivery of advertisements onto partner and owned and operated websites.

The Applications segment includes all the revenue associated with the company’s applications, which are direct marketed to consumers through various online marketing methods.

In 2012, the Network and Applications segments represented 54% and 46% of overall revenues respectively. In Q4, these segments represented 58% and 42% of overall revenue delivering $9.5 million and $6.8 million respectively.

In fiscal year 2012, revenues grew almost 50% as compared to fiscal year 2011 going from $35.8 million to $53.4 million dollars, aided by new product introductions, growth within the Network and the acquisition of Vertro in March.

Now, while the first quarter of 2012 included only one month of the Vertro acquisition, the second through fourth quarters of 2012 more accurately represented the ongoing business following the merger.

Between Q2, the first full quarter of combined operations, where revenue was $12.9 million and Q4 where revenue was $16.2 million, the company grew 26% organically, fueled in large part by the Network segment, which had solid growth over that period rising from $5.5 million to $9.5 million.

Adjusted EBITDA also improved materially between Q2 and Q4, rising from $200,000 dollars in Q2 to $1.0 million dollars in Q4. Overall Adjusted EBITDA for the year was $2.5 million dollars, the majority of which was delivered in Q3 and Q4 where it totaled $2.0 million in those quarters. The company has been cash flow positive since August of 2012.

I’d like to turn my comments now to the important announcements we’ve made recently. On January 31st, we announced a headquarters move from New York to Conway Arkansas.

In 2012, following the acquisition of Vertro, the company was committed to eliminating redundant expenses and we exceeded our goal of removing no less then $2.4 million in redundant costs.

However, there were still some significant expenses the company had related to its various office and Data Center locations that might be reduced. These costs included our offices in Tampa and New York and our two Data Centers also located in New York.

Collectively, these obligations have cost Inuvo approximately $150,000 dollars per month where our research determined other suitable locations might cost us about $30,000 per month.

Ultimately, we chose Conway, Arkansas for our new headquarters, notably because it was surrounded by 3 Universities, has been the 13th fastest job growth county in the United States over the last 10 years and had a growing technology base that included anchor employers like HP and Acxiom.

But the relocation offered us so much more then simply cost savings. We received a $1.75 million dollar incentive from the State of Arkansas, we have access to an extremely talented and well-educated local work force, we can now offer our employees a standard of living hard to match elsewhere in the Country and as a result of all of the above, we will be in a better position from which to compete within our marketplace overall.

I am extremely pleased with the progress of the move and the quality of new employees we are hiring in Arkansas. We expect to complete the move within the second quarter. We will continue to have a number of our employees in Florida and New York albeit in smaller, less expensive facilities.

New and existing resources are well into their immediate goal of knowledge transfer with employees who could not make the move for personal and/or family reasons. I should point out that every single Inuvo employee was offered the opportunity to move with the company and critical resources have made commitments to stay with the company, with many of them currently planning their moves to Arkansas.

Additionally, we have already exited our lease obligations in Tampa effective in March and we are currently negotiating a sub-lease agreement for our office in New York that could be effective as early as April.

Further, we have already secured and are in the process of building out, a new Data Center in Arkansas and as a result, we are on track to exit the NY Data Centers by the end of April. Our office space in Conway was secured in January and should become fully operational as a headquarters by April 1st.

While we are already beginning to experience the benefits of these actions, we don’t expect them to be fully realized on a monthly basis until June, at which point we should be on track to experience approximately $120,000 dollars per month in reduced operating expenses.

We expect one-time charges in the first quarter of 2013 of approximately $267,000 related to the relocation.

We also announced the renewal of our Google agreement effective February 1st, 2013. The financial terms of the agreement with Google have not change materially from the prior agreement and our relationship with Google remains an important component of our overall growth strategy, not just because of its importance to the ALOT AppBar application but also because of the ways in which we can partner with Google as we look into the future.

Our launch of the local.alot.com site is one example of how this relationship allows us the opportunity to partner with Google to bring additional value to the ALOT customer base and aligns with a strategy we have to launch sites and applications that are tied together. This site has shown steady growth within the Network segment contributing between $10,000 and $20,000 per day in revenues over the last 2 months.

With its early success in the US, we are now rolling the site out to other geographies in Europe, where we believe we could generate an additional $10,000-15,000 per day in revenues.  The first European market we are launching in is Germany, in Q2.

The Google contract renewal required that we adapt our marketing programs so as to comply with the various policy changes being made across the marketplace.

We had completed those changes on February 1st and we are currently in the process of optimizing those marketing programs so as to establish a new base line for the lifetime value of our new users.

While we have experienced a decline in revenues from the ALOT application leading into and following the renewal, this was in part the result of a more cautious approach to marketing spend, deciding to spend less now while we optimize so we can spend more later in the year as the LTV model becomes more assured.

We currently have almost 5.6 million live users of the AppBar and continue to experience thousands of downloads daily where we are now also bundling our Bargain Match shopping comparison application as a secondary offer to consumers. In the past, we have bundled applications we did not own.

Now, while the number of users in the Applications segment has declined, the growth in other parts of the business has allowed for a re-distribution of investment dollars that continues to drive overall growth in the business. We expect our optimization programs, product feature enhancements and new products to put us back on a growth trajectory within this segment.

We also announced on February 15th that the New York Stock Exchange had accepted our plan of compliance. Within 2012, we fell out of compliance principally because of the expenses we had incurred related to the acquisition in March.

Our plan to the exchange had three components – the relocation of the company’s headquarters – the growth of the business and the containment of costs going forward.

I am pleased to report that we are currently ahead of the projections we gave to the exchange in December when we submitted the plan.

Let me now turn briefly to the company’s objectives in 2013. While we do not provide guidance, I will say that our plan is to grow revenue and be profitable in 2013. Later in the call, I will provide an indication about how we are doing against those goals through March 13th.

For the Network segment of our business the following objectives have been established.

We will continue to expand our Network of owned and operated websites. The expansion of the local.alot.com site into Europe being an example of execution against this objective.

When we launch a site, we will, when appropriate, also launch an application. The Bargain Match website and its associated application are examples of this strategy in practice as are the local.alot.com site and the ALOT AppBar.  This strategy leverages both the Ad serving experience we have within the Network and our consumer marketing and application development skills within the Application segment of the business. The Internet has become synonymous with both websites and App’s and we poses both skill sets.

We will continue to target small to medium sized publishers for the Network where the quality of responders is most highly valued to advertisers. Additionally, we will continue to develop and deploy new and innovative search based advertising solutions for our publishers and continue our aggressive expansion into solutions that are designed for use on mobile devices.

In January of 2012 less than 5% of our Network traffic originated from mobile devices and mobile and desktop applications. In January of 2013, that number was approaching 30%.

Mobile is proving to be an underserved market for our solutions. For example, just last week we launched a solution that provides mobile developers easy access to code, which they can then integrate into their mobile applications, thus providing them search based revenue streams. The demand for mobile App based revenue streams is high.

This code allows Inuvo to serve targeted search based ads directly into those mobile apps once they have been published. We’ve launched this solution with about a dozen mobile apps and believe there are thousands more possible.

For the Applications segment of our business the following objectives have been established.

We plan to expand the ALOT AppBar, starting in Q2 with the launch of a Chrome version of the product. This business has historically catered to Internet Explorer and Firefox users.

On any given day, some 5-10% of the individuals visiting our landing pages who use Chrome go unfulfilled. Offering Chrome users a native Chrome extension with similar features to the Explorer and Firefox versions provides the opportunity to capture and monetize more users without any incremental spend.

We plan to develop new apps for the AppBar that are available across browser types. Applications provide an opportunity to market to new verticals and demographics and reduce attrition due to increased value to users. We currently have a number of new applications ready for deployment in the second quarter.

We plan to expand our BargainMatch consumer application, which is beginning to show promise within the Application segment overall. We currently have over 150,000 active BargainMatch users and we expect to grow that base in 2013 as we bundle the application alongside our AppBar installs. We also plan to develop marketing campaigns specifically for BargainMatch and have been working on a mobile version of the BargainMatch desktop application.

On any given day we have anywhere from 30,000 to 70,000 downloads of our consumer applications. Bundling BargainMatch alongside those downloads as an offer to consumers allows us to acquire distribution for the product without additional cost.

In addition to the above, strategically, we remain vigilant to accretive acquisitions we might make that align well with our business objectives and provide an opportunity for higher valuation and accelerated growth.

I would like to now turn the call over to Wally for a more detailed analysis of the financials. Wally.

Wally Ruiz Comments:
Thank you Rich.  Good afternoon everyone.  Thank you for joining us today to discuss the company's fourth quarter and full year 2012 financial results.  My comments will refer to the press release and 10-K filed today.

As Rich mentioned, Inuvo today reported net revenue of $16.2 million in the fourth quarter and $53.4 million for the full year of 2012. This is a 145 percent increase over the same quarter last year and a 49% increase over the full year last year. Both the Network and the Applications segment contributed to the higher revenue in the fourth quarter. For the year overall, the Network segment was lower than last year. The 2012 revenue includes ten months of combined operations from the merger with Vertro. The prior year revenue includes no combined operations from the merger.

The Network segment represented 58% of the company’s total revenue in the fourth quarter and 54% of the company’s total revenue in the year. The Network segment reported $9.5 million of revenue in the quarter and $28.9 million in the full year; an increase of 44% in quarter over quarter and a decrease of 19% in year over year.

 The increase in the fourth quarter of 2012 over the same quarter last year is primarily due to the strong increase in the delivery of advertisements to partner websites. In the second quarter of 2012 we decided to align our ValidClick marketing to a broader market of smaller website publishers where we could add more value and be more assured of the traffic. The result was a 50% increase in ValidClick partner revenue quarter over quarter. At the same time, with the expansion of our owned and operated websites, particularly local.alot.com, we increased owned and operated revenue nearly 90% quarter over quarter.

The decrease in the Network segment revenue in the full year of 2012 over 2011 is primarily due to a decrease in the delivery of advertisements to our Yellowise website beginning in late 2011 and to a lesser extent the exiting of the telemarketing business earlier in 2011.

 The Applications segment represented 42% of the company’s total revenue in the fourth quarter and 46% of the company’s total revenue in the year. The Applications segment reported $6.8 million of revenue in the quarter and $24.5 million in the full year. This segment is mostly comprised of operations acquired in the merger with Vertro in March of last year and is therefore largely new for 2012.

Gross profit was $8.8 million in the fourth quarter and $27.8 million for the full year of 2012. This is a 366 percent increase over the same quarter last year and an 85% increase over the full year last year. Both the Network and the Applications segment contributed to the higher gross profit in the fourth quarter. For the year overall, the Network segment reported lower gross profit than in the prior year. In the fourth quarter of 2012, the Network segment gross profit as a percent of revenue was 29.6% compared to 28.3% for the same quarter last year. The increase is primarily due to the greater percent of ValidClick advertising driven through our owned and operated websites. Inuvo’s overall gross profit as a percent of revenue increased from 28.5% in the fourth quarter of 2012 to 54.2% in the same quarter in the prior year due primarily to operations acquired in the merger with Vertro in March of last year and is therefore new for 2012.

Operating expense was $9.9 million in the fourth quarter and $34.3 million for the full year of 2012. This is a $6.3 million increase over the same quarter last year and a $13.6 million increase over the full year 2011. The increases are largely due to higher search costs associated with the ALOT operations in the Applications segment acquired in the merger with Vertro. We bid on keywords in order to drive search traffic to our landing pages that result in customers downloading our AppBar and the ALOT homepage. Search costs increased $4.4 million in the fourth quarter of 2012 over the same quarter in the prior year and increased $10.7 million in the full year 2012 over 2011. Compensation increased $942 thousand in the fourth quarter of 2012 over the same quarter in the prior year and decreased $855 thousand in the full year 2012 over 2011. The increase in the current fourth quarter compensation over the fourth quarter of the prior year is due essentially to a $505 thousand charge associated with the departure of the former CEO and $231 thousand due to higher stock compensation expense. Selling, general & administration expense, or S, G & A increased $967 thousand in the fourth quarter of 2012 over the same quarter in the prior year and increased $3.7 million in the full year 2012 over 2011. The increase in the current fourth quarter S,G&A over the fourth quarter of the prior year is due to $515 thousand dollars of higher depreciation and amortization expense, $259 thousand dollars in higher facilities expense, and $184 thousand dollars in higher doubtful account expense.

As Rich explained, our overhead expense remained higher than we would like due to the fact that we were operating from a high cost geography, New York. We were able to negotiate with the state of Arkansas for a grant to move our headquarters from New York. The grant will cover most of our relocation costs and many of our operating costs for months to come.   As a result, we expect that beginning in the second quarter we will begin to enjoy the benefits of lower operating expense due to the relocation to Arkansas.

Net interest and other expense was $164 thousand in the fourth quarter of 2012 compared to $2.7 million in the same quarter in the prior year. In 2011, we recognized an impairment charge to goodwill and intangible assets of $2.6 million associated with our exiting the call center activities. Net interest expense was $164 thousand in the fourth quarter of 2012 compared to $66 thousand in the same quarter in the prior year. The higher interest expense of this year’s quarter was due to higher overall borrowing balances and the expense of issuing a warrant to our bank for the modification of our financing agreement.

The Company reported a net loss of $864 thousand, or $0.04 per share, for the three months ended December 31, 2012, compared to a net loss of $4.4 million, or $0.44 per share, for the corresponding period last year. For the full year, Inuvo reported a net loss of $7 million or $.34 per share compared to a net loss of $9.0 million or $.96 per share in 2011. There were $941thousand one time expenses in the year.

EBITDA, adjusted for stock compensation expense, the charge related to the former CEO and merger costs was approximately $1 million in the quarter that ended December 31, 2012 and that compares to a negative adjusted EBITDA of $226 thousand in the same quarter of the prior year.

Balance Sheet as of December 31, 2012

Turning the balance sheet, cash and cash equivalents totaled $3.4 million at December 31, 2012 compared to $4 thousand at December 31, 2011.  The total assets increased $18 million from December 31, 2011 to the end of 2012 primarily due to the merger with Vertro. Bank debt was approximately $7.8 million compared to $2.9 million at the prior year end. Again as mentioned, the company has been generating a positive cash flow from operations since last August.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

We’ve had a strong 2012 and we are heading into 2013 with a great start. For Inuvo, historically, the first calendar quarter of a year tends to trend down off of Q4 in the prior year as marketing budgets shrink following the holiday period and as marketers themselves slow down spending as they negotiate their new fiscal year budgets internally.

Now, despite these seasonal adjustments, our revenues have been strong through the beginning of March. We are currently forecasting Q1 2013 revenue between $16.2 and 16.5 million, a range that would position us well for another strong year given revenue has historically risen between Q2 and Q4.

Revenue in the first quarter through March 12th has averaged $185,000 dollars per day, with the Network segment contributing 60% of those revenues and the Applications segment contributing 40%.

In closing, I would like to summarize:

1)	We had significant growth year-over-year and quarter-over-quarter in 2012
2)	We’ve had a strong start in 2013 with Q1 revenue expected to be between $16.2 and $16.5 million.
3)	We are moving the company and have funded that move with a $1.75M grant that should save us $120,000 / month, putting us on a path towards Net Income positive in 2013.
4)	We are introducing mobile implementations into our Network segment in a way that opens us up to an exciting new chapter within the Network.
5)	We continue to expand our owned and operated websites, starting with the expansion of our US local search site into Europe.
6)	We’ve pulled back spending on the ALOT Appbar while we optimize campaigns based on the new marketplace policies.

And finally…

7)	We are bundling BargainMatch with every download of ALOT and would like to grow the user base significantly off the 150,000 users we have today.

In conclusion, for 2013 we are already hard at work to assure both growth and profitability objectives are met and believe we have a plan to get us there. I’d like to now turn the call over to the operator for questions and answers.
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Richard Howe Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.